Exhibit 99.1

July 22, 2014 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2014

NORTH LIBERTY, IOWA - July 22, 2014 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and six month period ended June 30, 2014.

Financial Results

Heartland Express (the "Company") ended the second quarter of 2014 with operating revenues of $226.8 million, net income of $26.5 million, and $0.30 earnings per share compared to $134.0 million, $19.1 million, and $0.23, respectively for the second quarter of 2013. Operating revenues increased 69.3% primarily due to increased miles associated with the November 11, 2013 acquisition of Gordon Trucking, Inc. ("GTI"). Operating revenues for the quarter included fuel surcharge revenues of $46.2 million compared to $27.3 million in the same period of 2013. Operating income for the three-month period was positively impacted by a $5.2 million increase in gains on disposal of property and equipment. The Company posted an operating ratio (operating expenses as a percentage of operating revenues) of 82.1% and an 11.7% net margin (net income as a percentage of operating revenues) in the second quarter of 2014 compared to 78.1% and 14.3%, respectively in the second quarter of 2013.

For the six month period ended June 30, 2014 the Company had operating revenues of $451.3 million, net income of $40.6 million, and $0.46 earnings per share compared to $268.3 million, $38.9 million, and $0.46, respectively for the same six month period ended June 30, 2013. Operating revenues increased 68.2% primarily due to increased miles associated with the GTI acquisition. Operating income for the six month period was negatively impacted by a $3.9 million decrease in gains on disposal of property and equipment. The Company posted an operating ratio (operating expenses as a percentage of operating revenues) of 86.4% and a 9.0% net margin (net income as a percentage of operating revenues) in the six months ended June 30, 2014 compared to 77.8% and 14.5%, respectively for the same period of 2013.

Since the acquisition of GTI in November 2013, the Company has been working on the integration of the two companies and synergies of combining the operations of the two organizations. The first quarter of 2014, the first full quarter of combined operations of GTI and historical Heartland Express since the acquisition of GTI on November 11, 2013, the Company achieved an operating ratio of 90.8%. During the second quarter of 2014, the Company lowered the operating ratio to 82.1% and achieved an operating ratio of 86.4% for the first six months of 2014 without the combination of the two respective company's information technology platforms. The Company expects to gain additional synergies upon the next step in the integration process which is expected to be achieved in the third quarter of 2014 when the two companies will be brought together on a single information technology platform.

The trucking industry continues to be challenged with reductions in the availability of qualified drivers at a time when the industry continues to be challenged by various regulations that increasingly reduce drivers' availability. The regulations, including the thirty-four hour restart and a thirty minute break within the first eight hours of driving that were effective July 1, 2013, will continue to reduce driver utilization. The Company will continue to look at all of our alternatives to enhance our drivers' utilization as well as compensation of our drivers for their time spent away from home while on the road.

Balance Sheet, Liquidity, and Capital Expenditures

At June 30, 2014, the Company had $16.1 million in cash balances and $43.0 million in borrowings under the Company's $250 million unsecured line of credit. Borrowings under the line of credit bore interest at a weighted average interest rate of 0.78%. The Company had $201.5 million in available borrowing capacity on the line of credit at June 30, 2014, after consideration of outstanding letters of credit, and was in compliance with associated financial covenants. The Company's debt balance decreased $32.0 million from December 31, 2013 due to net repayments during the six months ended June 30, 2014 on the Company's line of credit. Since the high point of the Company's debt borrowings of $76.7 million in December of 2013, the Company has had net debt repayments of $33.7 million. The Company ended the quarter with total assets of $751.4 million and total debt minus cash on hand of $26.9 million.

The average age of the Company's tractor fleet was 2.2 years as of June 30, 2014 compared to 2.0 at June 30, 2013. During the second quarter of 2014 the Company took delivery of 511 new tractors and has approximately 800 tractors scheduled for delivery prior to the end of the year. The new tractors have been and will continue to be a mix of International ProStar Plus and Freightliner Cascadia models. The average age of tractors is currently expected to remain flat throughout the remainder of 2014 to the average age at June 30, 2014. The average age of the Company's trailer fleet was 4.6 years at June 30, 2014 compared to 3.2 years at June 30, 2013. The Company continues its process of updating the Company's trailer fleet exiting model years 2007 and prior. During the second quarter of 2014 the Company took delivery of 574 trailers and has approximately 650 trailers scheduled for delivery prior to the end of 2014. By the end of 2014 the Company currently anticipates that its trailer fleet will be 88% 2008 and newer model years. The average age of trailers is expected to decrease throughout the remainder of 2014 as a result of the trailer upgrade project.

Net cash flows from operations for the first six months of 2014 continued to be strong at 17.3% of operating revenues during 2014 or $78.1 million. The primary uses of cash during the six month period ended June 30, 2014 were $32.0 million for the repayment of long-term debt obligations, net capital expenditures of $43.0 million related to tractor and trailer fleet upgrades, and an additional payment of $3.0 million related to post-closing true up of working capital on the acquisition of GTI. The Company currently anticipates net capital expenditures of approximately $94.0 million in the second half of 2014 with $137.0 million anticipated for the 2014 calendar year. The Company ended the past twelve months with a return on total assets of 10.6% and an 18.2% return on equity compared to 12.9% and 20.2%, respectively, during the twelve month period ending June 30, 2013.

The Company continues its commitment to stockholders through the payment of cash dividends. A dividend of $0.02 per share was declared during the quarter and was paid on July 2, 2014. The Company has now paid cumulative cash dividends of $447.0 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past forty-four consecutive quarters.

Other Information

The Company has been recognized for its commitment to on-time service, customer service and its ability to partner with our customers. During 2014, the Company has received the 2013 Walmart General Merchandise Carrier of the Year, the Winegard 2013 Carrier of the Year for the third consecutive year, the FedEx 2014 Gold Award, for the fourth consecutive year with a most recent year of 99.82% on-time service, the FedEx SmartPost 2014 Peak Performance Award for the fourth consecutive year, the FedEx 2014 Core Carrier of the Year for the fourth consecutive year, and the Nestle Waters 2013 Southeast Region Carrier of the Year. In addition to these customer awards, during 2014 GTI has been named a top 20 national carrier to drive for by the Truckload Carriers Association (TCA) for the third year in a row, GTI was named the safest U.S. based trucking company in its division (carriers over 100 million miles per year) by the TCA for the fifth consecutive year, and GTI was also recognized by the California Trucking Association with two 2014 Fleet Safety Awards. This marks the fourth time in five years that GTI has been recognized as an outstanding and safe carrier by the State of California.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
OPERATING REVENUE	$226,785	$133,992	$451,265	$268,265

OPERATING EXPENSES:
Salaries, wages, and benefits	$71,240	$40,939	$142,185	$81,537
Rent and purchased transportation	13,741	1,325	28,252	2,623
Fuel	59,338	38,637	122,563	81,615
Operations and maintenance	9,776	3,828	19,897	9,269
Operating taxes and licenses	5,319	2,468	10,165	4,884
Insurance and claims	4,370	4,744	11,465	7,604
Communications and utilities	1,553	699	3,383	1,472
Depreciation and amortization	26,668	16,930	51,241	31,995
Other operating expenses	7,997	3,691	16,687	7,506
Gain on disposal of property and equipment	(13,859)	(8,644)	(15,903)	(19,823)

	186,143	104,617	389,935	208,682

Operating income	40,642	29,375	61,330	59,583

Interest income	106	129	142	253

Interest expense	(132)	—	(287)	—

Income before income taxes	40,616	29,504	61,185	59,836

Federal and state income taxes	14,144	10,366	20,634	20,962

Net income	$26,472	$19,138	$40,551	$38,874

Earnings per share
Basic	$0.30	$0.23	$0.46	$0.46
Diluted	$0.30	$0.23	$0.46	$0.46

Weighted average shares outstanding
Basic	87,728	84,789	87,716	84,780
Diluted	87,900	85,039	87,908	85,042

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2014	2013
CURRENT ASSETS
Cash and cash equivalents	$16,142	$17,763
Trade receivables, net	88,158	84,400
Prepaid tires	9,730	6,999
Prepaid shop supplies	3,097	4,194
Other current assets	19,265	11,061
Income tax receivable	—	5,706
Deferred income taxes, net	14,310	14,177
Total current assets	150,702	144,300

PROPERTY AND EQUIPMENT	649,612	622,864
Less accumulated depreciation	180,590	173,605
	469,022	449,259
GOODWILL	100,212	98,686
OTHER INTANGIBLES, NET	17,563	18,746
OTHER ASSETS	13,899	13,850
	$751,398	$724,841
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$44,077	$26,912
Compensation and benefits	27,007	28,084
Insurance accruals	20,074	20,945
Other accruals	11,572	12,627
Income taxes payable	844	—
Total current liabilities	103,574	88,568
LONG-TERM LIABILITIES
Income taxes payable	17,585	20,089
Long-term debt	43,000	75,000
Deferred income taxes, net	72,184	61,948
Insurance accruals less current portion	66,203	67,965
Other long-term liabilities	13,618	13,618
Total long-term liabilities	212,590	238,620
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2014 and 2013; outstanding 87,778 in 2014 and 87,705 in 2013, respectively	907	907
Additional paid-in capital	6,443	5,897
Retained earnings	469,069	432,034
Treasury stock, at cost; 2,911 in 2014 and 2,984 in 2013, respectively	(41,185)	(41,185)
	435,234	397,653
	$751,398	$724,841